SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

FLIR SYSTEMS, INC.

(Exact name of registrant as specified in charter)

Oregon	93-0708501
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

FLIR Systems, Inc.

27700 SW Parkway Avenue, Wilsonville, OR 97070; (503) 498-3547

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

FLIR Systems, Inc. 2009 Employee Stock Purchase Plan

(Full title of the Plan)

William W. Davis

Senior Vice President, General Counsel and Secretary

FLIR Systems, Inc.

27700 SW Parkway Avenue, Wilsonville, OR 97070

(503) 498-3547

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “larger accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	5,000,000 shares (1)	$23.05 (2)	$115,250,000	$6,431

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933 (“Securities Act”), this Registration Statement also covers any additional securities to be offered or issued pursuant to the FLIR Systems, Inc. 2009 Employee Stock Purchase Plan (the “Plan”), including a number of shares as may become issuable because of the provisions of the Plan relating to adjustments for changes resulting from stock dividends, stock splits and similar changes.
(2)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sales price of the Common Stock of FLIR Systems, Inc. (“Registrant”) as reported on the NASDAQ Global Select Market on June 17, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents that have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated by reference herein:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

(c)	The Registrant’s Current Reports on Form 8-K, filed February 5, February 10, March 11, May 1 and May 6, 2009;

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 15, 1993.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referenced to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Registrant by William W. Davis, an employee of the Registrant and its Senior Vice President, General Counsel and Secretary. Mr. Davis is eligible to participate in the Plan, and also owns shares of the Registrant’s Common Stock and options to purchase shares of the Registrant’s Common Stock

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

As an Oregon corporation, the Registrant is subject to the Oregon Business Corporation Act (the “OBCA”) and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d)of the OBCA, Article IV of Registrant’s Second Restated Articles of Incorporation (the “Articles”) eliminates the personal liability of Registrant’s directors to the Registrant or its shareholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities specified by the OBCA.

Section 60.387, et seq., of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation’s best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. The OBCA does not expressly authorize corporations to indemnify against liability in connection with a claim by or in the right of the corporation in which the director or officer was adjudged liable to the corporation, but does expressly authorize corporations to indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA mandates indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute.

The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation’s articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

Article IV of the Articles also requires Registrant to indemnify its directors and officers to the fullest extent not prohibited by law and to pay in advance, subject to certain conditions specified in the Articles, any expenses incurred by directors and officers in connection with certain proceedings relating to their service as a director or officer. Registrant has entered into employment agreements with its Chief Executive Officer, Mr. Lewis, and its Chief Financial Officer, Mr. Bailey, that include a provision obligating Registrant to indemnify such officers to the maximum amount permitted by law and to advance expenses to them upon their request. In addition, Registrant maintains director and officer insurance policies.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.	EXHIBITS

The following instruments and documents are included as Exhibits to this Registration Statement:

Exhibit No.	Description
3.1	Second Restated Articles of Incorporation of FLIR Systems, Inc., as amended through May 12, 2008 (Exhibit 3.1 to the FLIR Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2008 filed February 27, 2009).*

3.2	Second Restated Bylaws of FLIR Systems, Inc., as amended through December 18, 2007 (Exhibit 3.2 to the FLIR Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2008 filed February 27, 2009).*

4.1	FLIR Systems, Inc. 2009 Employee Stock Purchase Plan (Exhibit C to the FLIR Systems, Inc. Proxy Statement filed with the Commission on March 20, 2009).*

5	Opinion of William W. Davis, Senior Vice President, General Counsel and Secretary.

23.1	Consent of KPMG LLP.

23.2	Consent of William W. Davis (contained in opinion filed as Exhibit 5).

24	Powers of Attorney (contained in signature page of the Registration Statement).

*	Incorporated herein by reference as indicated.

ITEM 9.	UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission such indemnification is against public policy as expressed by the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed by the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on the 19th day of June, 2009.

FLIR SYSTEMS, INC. (Registrant)

By:	/s/ Stephen M. Bailey
Stephen M. Bailey
Senior Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of FLIR Systems, Inc., hereby severally constitute and appoint William W. Davis and Stephen M. Bailey, our true and lawful attorneys, with full power to each of them, to sign for us in our names in the capacities indicated below all post-effective amendments to this Registration Statement, as amended, and generally to do all things in our names and on our behalf in such capacities to enable FLIR Systems, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Earl R. Lewis	Chairman of the Board, President	June 19, 2009
Earl R. Lewis	and Chief Executive Officer (Principal Executive Officer)

/s/ Stephen M. Bailey	Senior Vice President, Finance	June 19, 2009
Stephen M. Bailey	and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ John D. Carter	Director	June 19, 2009
John D. Carter

/s/ William W. Crouch	Director	June 19, 2009
William W. Crouch

/s/ John C. Hart	Director	June 19, 2009
John C. Hart

/s/ Angus L. Macdonald	Director	June 19, 2009
Angus L. Macdonald

/s/ Michael T. Smith	Director	June 19, 2009
Michael T. Smith

/s/ John W. Wood, Jr.	Director	June 19, 2009
John W. Wood, Jr.

/s/ Steven E. Wynne	Director	June 19, 2009
Steven E. Wynne

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Second Restated Articles of Incorporation of FLIR Systems, Inc., as amended through May 12, 2008 (Exhibit 3.1 to the FLIR Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2008 filed February 27, 2009).*

3.2	Second Restated Bylaws of FLIR Systems, Inc., as amended through December 18, 2007 (Exhibit 3.2 to the FLIR Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2008 filed February 27, 2009).*

4.1	FLIR Systems, Inc. 2009 Employee Stock Purchase Plan (Exhibit C to the FLIR Systems, Inc. Proxy Statement filed with the Commission on March 20, 2009).*

5	Opinion of William W. Davis, Senior Vice President, General Counsel and Secretary.

23.1	Consent of KPMG LLP.

23.2	Consent of William W. Davis (contained in opinion filed as Exhibit 5).

24	Powers of Attorney (contained in signature page of the Registration Statement).

*	Incorporated herein by reference as indicated.